Exhibit 99.1

For Immediate Release:

Ciphergen Biosystems, Inc.
Sue Carruthers

Investor Relations
(510) 505 2297

Kenneth J. Conway joins Ciphergen Board of Directors

Fremont, CA, April 18, 2006 — Ciphergen Biosystems, Inc. (Nasdaq:CIPH) announced today that Kenneth J. Conway, a senior executive in clinical diagnostics and pharmaceuticals has joined Ciphergen’s Board of Directors.

Gail S. Page, President and CEO of Ciphergen, stated “We are excited about our entry into clinical diagnostics and have taken major initiatives to accomplish this effectively. Ken’s experience and accomplishments, particularly in predictive medicine, will add an important perspective to our Board and help us achieve our goals.”

Mr. Conway has been an innovator and visionary leader of both start-up and established businesses in his 35 years of working in clinical diagnostics and pharmaceuticals. Ken began his career at Corning, Inc., followed by a successful career at Chiron Diagnostics where he served as President of the U.S. Immuno group and as a member of the Office of the President. Mr. Conway was responsible for the strategic development, operations, and commercialization prior to the acquisition of Chiron Diagnostics by Bayer Healthcare.

Mr. Conway founded Millennium Predictive Medicine and Vitivity Inc., both companies focused in the predictive medicine arena. Mr. Conway holds a B.S. from Rutgers University and attended the Executive Program at Dartmouth College’s Dartmouth Institute, Tuck School of Business Administration.

Ken Conway commented, “I am looking forward to working with Ciphergen as we embark into the Oncology market with Quest Diagnostics. Our objective is to improve patient outcomes by utilizing the knowledge and new decision points based upon our propriety assays.”

About Ciphergen

Ciphergen is dedicated to the discovery and commercialization of protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Center® laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays.

Ciphergen develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research and process proteomics applications. ProteinChip Systems enable protein discovery, validation, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level. Additional information about Ciphergen can be found at www.ciphergen.com.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: For purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements regarding the translation of its biomarker discovery programs into diagnostic and theranostic assays that improve patient care. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including Ciphergen’s ability to successfully discover, validate and assay biomarkers that have diagnostic and/or theranostic utility, and our ability to protect and promote our proprietary technologies. Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-K dated March 17, 2006, for further information regarding these and other risks of the Company’s business.

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Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.